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                                                                     EXHIBIT 5.1


                  [Wachtell, Lipton, Rosen & Katz Letterhead]

                                February 11, 2000



Board of Directors
First Security Corporation
79 South Main
Salt Lake City, Utah  84111


Ladies and Gentlemen:

               We have acted as special counsel to First Security Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 88,490,503 shares of the Corporation's common stock, par value $1.25 (the "Shares"), to be issued by the Corporation in connection with its merger with Zions Bancorporation, a Utah corporation.

               In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. Based on the foregoing, we are of the opinion that the Shares are legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

               We hereby consent to be named in the Registration Statement and in the related joint proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz